Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Devon Energy Corporation:
We consent to the incorporation by reference in the registration statements (File Nos. 333-68694, 333-47672, 333-44702, 333-85553, 333-104922, 333-104933, 333-103679 and 333-127630) on Form S-8 and the Registration Statement (File No. 333-100308) on Form S-3 of Devon Energy Corporation of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Devon Energy Corporation.
Our audit report on the consolidated financial statements refers to a change in the method of accounting for share-based payments and a change in the balance sheet recognition of defined benefit pension and other postretirement benefit plans in 2006.
/s/ KPMG LLP
Oklahoma City, Oklahoma
February 26, 2007